Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-172332 on Form S-8 of our reports dated April 29, 2014, relating to the consolidated financial statements of Energy Future Holdings Corp. and subsidiaries ("EFH Corp.") (which report expresses an unqualified opinion and includes an explanatory paragraph regarding substantial doubt about EFH Corp.’s ability to continue as a going concern as EFH Corp. is in default of certain covenants contained in its debt agreements and does not expect to be able to settle all of its obligations coming due within the next twelve months and on April 29, 2014, Energy Future Holdings Corp. and the substantial majority of its subsidiaries, excluding Oncor Electric Delivery Holdings Company LLC and its subsidiaries, filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code) and the effectiveness of EFH Corp.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of EFH Corp. for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Dallas, Texas
April 29, 2014